Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS [***],

HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

AMENDMENT #4

TO EXCLUSIVE LICENSE AGREEMENT #2

THIS AMENDMENT #4 TO EXCLUSIVE LICENSE AGREEMENT #2 (the “Amendment #4”) is entered into as of July 30, 2018 (“Amendment Effective Date”), by and between Reva Medical Inc. (“Licensee”) and Rutgers, The State University of New Jersey (“Rutgers”).

WHEREAS, Licensee and Rutgers have entered into an exclusive license agreement effective July 1, 2010, and have amended it with an amendment #1 effective March 25, 2013, an amendment #2 effective August 26, 2014, and an amendment #3 effective September 12, 2016 (collectively the “License”); and

WHEREAS, the parties wish to further amend certain provisions of the License as set forth in this Amendment #4.

Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the License.

NOW, THEREFORE, in consideration for the mutual premises made herein, the parties hereby agree as follows:

1.

“Distributor” means a non-affiliated third party that obtain rights from Licensee or its Affiliates or Sublicensees to resell Licensed Products and does not obtain any other rights with respect to Licensed Product (other than the right to package or repackage Licensed Product).

2.

“Sublicense” means any arrangement, however captioned and regardless of how the conveyances are referred to therein, in which Licensee directly or indirectly: (i) grants or otherwise conveys any right licensed hereunder, including by granting an option to certain rights; (ii) agrees not to assert any right licensed hereunder; and/or (iii) otherwise permits the making, offering for sale, using, selling or importing of Licensed Product under the rights licensed hereunder. Notwithstanding the foregoing, Sublicense shall not include (x) label licenses or similar rights granted to customers or (y) licenses granted to Distributors that merely permit such Distributors to resell, package, or re-package Licensed Products supplied by Licensee, its Affiliates, or Sublicensees.

The wording “sublicense” throughout the License shall all be replaced by “Sublicense”.

3.	“Sublicensee” means any third party to a Sublicense. For clarity, Sublicensee excludes Distributors.

4.	The parties agree that starting from the Amendment Effective Date:

(i)

all Improvements made and reduced to practice after the Amendment Effective Date solely by Licensee, with no contribution by Rutgers (hereinafter “REVA Improvement”), shall be owned exclusively by Licensee without any obligation to pay any royalties or fees of any kind to Rutgers on REVA Improvements (or the use of REVA Improvements in any products), unless such REVA Improvement is covered by a Valid Claim in the Rutgers’ Patent Rights for which Licensee shall have all the obligations stipulated in the License, and

(ii)	REVA Improvements would not constitute Rutgers’ Patent Rights, and

(iii)	Licensee would not be obligated to license or assign REVA Improvements or any rights underlying REVA Improvements, or any information related to REVA Improvements, to Rutgers.

Without limiting the foregoing, the following specific language of the License shall be deleted: (i) the last sentence of Section 2.1, and (ii) the last sentence of Section 2.6.

5.	Section 1.16(v) of the License is hereby deleted in its entirety and replaced with the following:

1.16 (v) for avoidance of doubt, with respect to such Improvements with respect to subsections (i), (ii) and (iii) which constitute Joint Inventions of Licensee under U.S. patent law, Licensee elects to have such Licensee’s rights in such Improvements included in the Rutgers’ Patent Rights for purposes of this Agreement. Further, other intellectual property which is added to Exhibit A, pursuant to the terms of this Agreement, will be included in the definition of Rutgers’ Patent Rights for purposes of this Agreement

6.	Section 2.5 of the License hereby deleted in its entirety and replaced with the following:

2.5. Continuing Research by Rutgers and Licensee.

(i)

Each Party will advise the other of Improvements to the Inventions that are Rutgers Inventions or Joint Inventions during the term of this Agreement and will disclose them to the Rutgers Office of Technology Commercialization. Each party shall further disclose to each other any patent filings directly related to the Rutgers Inventions or Joint Inventions that such party intends to make.

(a)

Rutgers Inventions which are Improvements, to the extent such Improvements were funded by Licensee pursuant to a Sponsored Research Agreement between Licensee and Rutgers, will be included within the definition of “Inventions” set forth in this Agreement.

(b)	For avoidance of doubt, all Joint Inventions which are Improvements will be included within the definition of “Inventions” set forth in this Agreement.

(c)

A new Invention, which is not an Improvement, and which is within the definition of the Licensed Polymer and is developed as part of the Sponsored Research Agreement, and which is a Rutgers Invention or a Joint Invention, will be included within the definition of “Inventions” set forth in this Agreement.

(ii)	Each Party will advise the other, at their sole discretion, if they elect to include in this Agreement a novel invention that consists of a new biodegradable polymer that:

(a)	is not an Improvement to an existing Invention on Exhibit A, and

(b)	that was developed separately from the Sponsored Research Agreement, and

(c)

that is a sole Invention by Rutgers Inventors. Upon one Party providing written notice to the other party pursuant to this clause (ii), the applicable invention shall be an “Invention” under this Agreement.

(iii)	Exhibit A will be periodically amended to include Improvements, new Inventions.

(iv)	The provisions of this Agreement supersede the terms of intellectual property as stated in the Sponsored Research Agreement.

7.	Sections 4.2 and 4.3 of the License are hereby deleted in their entirety.

8.	Sections 4.4 and 4.5 of the License are hereby deleted in their entirety.

9.	Section 4.6 of the License is hereby deleted in its entirety and replaced with the following:

At the closing of the first Change of Control, Licensee shall pay Rutgers, via wire transfer, a one-time fee in the amount of Seven Million and Eight Hundred Fifty Thousand U.S. Dollars (US$7,850,000) plus One Percent (1%) of the Net Purchase Price as defined below (“CHOC Fee”). The CHOC Fee will not exceed Ten Million Dollars ($10,000,000). For the purpose of this section, “Net Purchase Price” is defined as the total purchase price of the Change of Control deal above $500,000,000 to be received at the closing minus Licensee’s actual debt repayment to its creditors at the time of the closing of the Change of Control deal but not any other expenses (including transaction fees). The following example is hereby offered to illustrate the intent of this section. If Licensee closes a Change of Control deal for a total purchase price of $600,000,000 at closing, and repays its creditors an amount of $89,000,000, then the CHOC Fee due to Rutgers will be $7,850,000 plus $110,000 (1% * [100,000,000–(89,000,000)] for a total fee of $7,960,000. For clarity, the CHOC fee payable to Rutgers shall never drop below Seven Million and Eight Hundred Fifty Thousand U.S. Dollars (US$7,850,000) under any circumstance.

In addition, Licensee shall pay Rutgers One Percent (1%) of all common stock dividends paid, or committed, to its shareholders prior to, and including, the date of the closing of the Change of Control deal (“CHOC Date”).

Any termination or expiration of this License and/or Amendment #4 shall not affect the rights and obligations set forth in this Section 4.6.

10.	Section 5.1 of the License is hereby deleted in its entirety and replaced with the following:

5.1 (i) Except as otherwise required by law, Licensee shall pay to Rutgers a royalty on Net Sales of each category of Licensed Products sold by Licensee and its Sublicensees, including sales to end users and to Distributors (but only with respect to Net Sales arising in countries where there exists a valid and enforceable Rutgers’ Patent Right covering the applicable Licensed Product at the time of sale), at the following percentage rates:

(a) *** Percent (***%) of Net Sales prior to the CHOC Date;

(b) *** Percent (***%) on the first *** dollars ($***) in cumulative Net Sales after the CHOC Date;

(c) *** Percent (***%) for the next *** dollars ($***) in cumulative Net Sales after the CHOC Date;

(d) *** Percent (***%) on all Net Sales thereafter.

This obligation to pay royalties shall survive termination (but not expiration) of the License with respect to Licensed Products sold or manufactured under the License prior to such termination. Sales or other transfers among Licensee, its Affiliates and Sublicensees which would otherwise be royalty bearing under this Agreement shall be disregarded for purposes of computing royalties, to the extent that Licensed Products subject to such sale or transfer are subsequently sold or transferred to a third party where a payment of royalty pursuant to the terms of this Agreement with respect to such sale or transfer will be required. Regardless of the number of Licensed Patents that cover a Licensed Product, Licensee shall only pay one applicable royalty set forth in this Section 5.1, and shall not pay multiple royalties for such overlapping coverage.

11.	The below clause will be added to the end of Section 5.1 of the License:

In the event that a license for third party intellectual property is required in order for Licensee to make, have made, use, import, offer for sale, or sell the Licensed Products, then the licensing royalty considerations based on Net Sales by Licensee, Affiliates or Sublicensees shall be reduced by up to *** percent (***%) of the licensing royalty consideration paid to the third party, provided that the licensing royalty consideration payable to Rutgers shall never drop below *** percent (***%) of the licensing consideration calculated before the royalty reduction.

***Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

12.	Sections 5.3 and 5.4 of the License are hereby deleted in their entirety.

13.	Section 6.3(ii)(b) of the License is hereby deleted in its entirety and replaced with the following:

The annual extension fees to Non-Stent Products shall be terminated upon the Amendment Effective Date, and the previously accrued extension fees of $500,000 by Licensee shall no longer be due.

14.	Except as expressly set forth above, the License shall remain unmodified and in full force and effect.

15.	If there is a conflict between the Amendment #4 and any provisions of the License, the terms and conditions of the Amendment #4 shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment #4 as of the date and year set forth above.

Rutgers, The State University of New Jersey	REVA Medical Inc.

/s/ S. David Kimball, Ph.D.	/s/ Brandi L. Roberts
By: S. David Kimball, Ph.D.	By: Brandi L. Roberts

VP, Innovation & Research Commercialization	Chief Financial Officer

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